Issuer Free Writing Prospectus

Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement on Form S-3 (File No. 333-169253)

Pricing Term Sheet

EXCO Resources, Inc.

$750,000,000

7.500% Senior Notes due 2018

This pricing term sheet supplements the preliminary prospectus dated September 7, 2010. This pricing term sheet is qualified in its entirety by reference to the preliminary prospectus dated September 7, 2010 (the “Preliminary Prospectus”). Terms used and not defined herein have the meanings assigned in the Preliminary Prospectus.

Issuer:	EXCO Resources, Inc.

Security description:	7.500% Senior Notes due 2018

Distribution:	SEC Registered

Size:	$750,000,000

Gross proceeds:	$738,975,000

Maturity:	September 15, 2018

Coupon:	7.500%

Price:	98.530% of principal amount

Yield to maturity:	7.750%

Spread to Benchmark Treasury:	+535 basis points

Benchmark Treasury:	UST 4% due August 15, 2018

Interest Payment Dates:	September 15 and March 15, beginning on March 15, 2011. Interest will accrue from September 15, 2010.
Equity Clawback:	Up to 35% at 107.500% plus accrued and unpaid interest

Until:	September 15, 2013

Optional redemption:	On and after September 15, 2014, at the prices set forth below (expressed as percentages of the principal amount), plus accrued and unpaid interest:
	Year	Percentage
	2014	103.750%
	2015	101.875%
	2016 and thereafter	100.000%

Make-whole:	Make-whole call @ T+50 bps prior to September 15, 2014

Change of control:	Putable at 101% of principal plus accrued and unpaid interest

Trade date:	September 10, 2010

Settlement:	T+ 3; September 15, 2010

CUSIP:	269279AD7

ISIN:	US269279AD75

Denominations/Multiple:	$2,000 x $1,000

Ratings:	B3/B

Joint Book-Running Managers:	J.P. Morgan Securities LLC Banc of America Securities LLC BNP Paribas Securities Corp. RBC Capital Markets Corporation Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc. BMO Capital Markets Corp. Credit Agricole Securities (USA) Inc. Lloyds TSB Bank plc RBS Securities Inc. Scotia Capital (USA) Inc. UBS Securities LLC

Co-Managers:

Citigroup Global Markets Inc.

Comerica Securities, Inc.

Daiwa Capital Markets America Inc.

Deutsche Bank Securities Inc.

KeyBanc Capital Markets Inc.

Mitsubishi UFJ Securities (USA), Inc.

Natixis Bleichroeder LLC

U.S. Bancorp Investments, Inc.

Other information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of these securities or the offering. Please refer to the offering memorandum for a complete description.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-245-8812.

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